Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 21, 2013, in Amendment No. 4 to the Registration Statement (Form F-1 No. 333-191258) and related Prospectus of Avianca Holdings, S.A. for the registration of preferred shares.

/s/ Ernst & Young Audit S.A.S.
Ernst & Young Audit S.A.S.

Bogotá, Colombia

October 9, 2013